BioDelivery Sciences Announces Year End Results

Company Also Announces Extension of Hopkins Capital Group Equity Line of Credit and

Certain Adjustments to Previously Reported Results

MORRISVILLE, N.C – April 3, 2006 - BioDelivery Sciences International, Inc. (NASDAQ:BDSI), a specialty biopharmaceutical company, reported full-year financial results for the period ended December 31, 2005. The company also announced that it entered into an extension of its $4.0 million Equity Line of Credit Agreement with Hopkins Capital Group II, LLC (“HCG”), a principal stockholder of the company. Finally, the company announced that in its Annual Report on Form 10-KSB for the year ended December 31, 2005 (the “10-K”), the company, upon re-evaluating the accounting treatment of its convertible securities, has restated certain elements of its previously reported unaudited financial results of the fiscal quarters ended March 31, June 30 and September 30, 2005.

Full-year 2005 revenues were $850,000, compared to full-year 2004 revenues of $1.8 million. For the full-year 2005 the net loss attributable to common stockholders was $10.1 million, or $1.21 per share, compared to a net loss attributable to common stockholders of $2.8 million, or $0.40 per share for the full-year 2004. The increase in net loss was due in part to a total spend of approximately $6.5 million in research and development expenses related primarily to the development of the company’s development of BEMATM and Bioral® products. The net loss also includes $1.8 million of non-cash charges, consisting of $1.1 million of accreted interest on convertible debentures, depreciation expense of $0.3 million and amortization of intangibles of $0.4 million. Net cash used in operations for 2005 was $7.7 million, an increase of $4.8 million over the prior year.

BDSI President and Chief Executive Officer Dr. Mark A. Sirgo said, “We believe that the most important message to be taken from our financial results for 2005 is that the ramp up of our research and development spending and related infrastructure and expenditures has been proceeding as expected. These expenses were incurred primarily in support of the BEMATM Fentanyl, BEMATM LA and Bioral® Amphotericin clinical and preclinical programs. Revenues were down as we continue our evolution from a drug delivery business model to a specialty pharmaceutical model, which we think will more likely to allow us to generate revenues in 2006 and beyond. We are quite pleased with the progress we made in 2005, and we expect 2006 to be an even more productive year for BioDelivery Sciences as we continue to make progress on the lead products in our pipeline.”

“We are particularly encouraged by the potential of our BEMA™ technology” Dr. Sirgo continued. “BEMA™ Fentanyl is currently in Phase III trials that are expected to be completed by the end of this year. We expect this product, with its indication for “breakthrough” cancer pain, to compete in the $2 to $4 billion breakthrough pain market, with estimated peak sales of $250 million. We are also moving into the clinic in the second quarter with our second BEMATM formulation, BEMATM LA. BEMATM LA is a longer acting analgesic which we believe will be able to compete in the broader pain market, which is estimated to be $26 billion worldwide in 2006. In addition to the development of our BEMATM pain franchise, we expect to file an IND in 2006 on Bioral® Amphotericin B, a separate formulation utilizing our patented cochleate technology, for the treatment of fungal infections.”

BDSI also announced that is has amended its September 2004 $4.0 million Series B Preferred Stock Equity Line of Credit with HCG to extend it through December 31, 2006. The equity line of credit was to expire April 1, 2006. As of March 31, 2006, $1.45 million had been drawn by the company under this facility. No other terms or conditions of the equity line were amended. Under the equity line as amended, BDSI will maintain the right, in its discretion through December 31, 2006, to draw up to the $2.55 million remaining on the line in consideration of shares of the company’s Series B Convertible Preferred Stock, which shares are convertible in shares of company common stock at $4.25 per share. The shares of Series B Convertible Preferred Stock carry a preferred 4.5% annual dividend rate.

Dr. Frank O’Donnell, BDSI’s Chairman of the Board and also a principal of HCG, stated “We are pleased to extend our commitment to BDSI under this equity line. We believe the HCG equity line shows our continued positive view of BDSI and its future.”

As the equity line is an agreement with a related party, the extension of the line of credit was approved by the audit committee of the company’s board of directors in accordance with Nasdaq rules and also by the full board of directors, with Dr. O’Donnell abstaining.

Regarding the quarterly adjustments, the company stated that it was recently advised by its independent auditor that a different accounting treatment for its convertible securities (most notably the convertible notes and warrants held by Laurus Master Fund, Ltd.) was being required by the SEC. Under these requirements, items previously booked as equity were reclassified as liabilities, but will return to stockholders’ equity upon the occurrence of specified events. As result, the company’s stockholders’ equity for each of the referenced quarters and as of December 31, 2005 were reduced. Further details of this adjustment are available in Footnote 14 to the financial statements included within the 10-K as well as in a Current Report on Form 8-K, each of have been filed by the company with the SEC.

About BioDelivery Sciences International

BioDelivery Sciences International, Inc. is a specialty biopharmaceutical company that is exploiting its licensed and patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, clinically-significant new formulations of proven therapeutics targeted at “acute” treatment opportunities such as pain, anxiety, nausea and vomiting, and infections. The company’s drug delivery technologies include: (i) the patented BEMATM (transmucosal or mouth) drug delivery technology and (ii) the patented Bioral® nanocochleate technology, designed for a potentially broad base of applications. The company’s headquarters are located in Morrisville, North Carolina and its principal laboratory is located in Newark, New Jersey. For more information please visit www.bdsinternational.com.

Forward-Looking Statements

Note: Except for the historical information contained herein, this press release contains, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such statement may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the results of scheduled or additional clinical trials and FDA review of the Company’s formulations and products, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). Peak sales estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such sales levels will be achieved, if at all.

Contact:

Investor Relations Group

Vince Daniels (Investor Relations)

Janet Vasquez (Public Relations)

212-825-3210